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             UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                FORM 12b-25
                                                            SEC FILE NUMBER
                        NOTIFICATION OF LATE FILING             33-31067

                                FORM 10-QSB                 CUSIP NUMBER
                                                                077003
                   For Period Ended: September 30, 1998

 [Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.]

 PART I - REGISTRANT INFORMATION

                            BEECHPORT CAPITAL CORP.
                          --------------------------
                           Full Name of Registrant

                               Not Applicable
                          -------------------------
                          Former Name if Applicable

                            5770 South Beech Court
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          Address of Principal Executive Office (Street and Number)

                       Greenwood Village, Colorado  80121
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                           City, State and Zip Code

 PART II - RULES 12b-25(b) AND (c)

 If the subject report could not be filed without unreasonable effort or expense and the Registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

      (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

      (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following
 [X] the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

      (c) The accountant's statement or other exhibit required by Rule 12b-25 has been attached if applicable.

 PART III - NARRATIVE

 State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

      The Company's President was traveling and unavailable to review and sign the Form 10-QSB without an unreasonable effort or expense.

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 PART IV - OTHER INFORMATION

 (1) Name and telephone number of person to contact in regard to this notification.

                Jon D. Sawyer                 303/893-2300
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                   (Name)              (Area Code)(Telephone Number)

 (2)  Have all other periodic reports required under Section
      13 or 15(d) of the Securities Exchange Act of 1934 or
      Section 30 of the Investment Company Act of 1940
      during the preceding 12 months (or for such shorter) period that the Registrant was required to file such reports) been filed? If answer is no, identify report(s).
      [X]Yes   [ ]No

 (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
      [ ]Yes   [X]No

      If so, attach an explanation of the anticipated change, both narratively and qualitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.
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                          BEECHPORT CAPITAL CORP.
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                (Name of Registrant as Specified in Charter)

 has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

                                      BEECHPORT CAPITAL CORP.


                                      By:/s/ Lawrence Schmelzer
                                         Lawrence Schmelzer
                                         President
 Date: November 16, 1998

 [ATTENTION: Intentional misstatements of omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).]